As filed with the Securities and Exchange Commission on July 30, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Carter's, Inc.
 (Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3912933 (I.R.S. Employer Identification No.)

The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
 (Address of principal executive offices, including zip code)

Amended and Restated 2003 Equity Incentive Plan
 (Full title of the plan)

Brendan M. Gibbons
Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary
The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Telephone: (404) 745-2700
Facsimile: (404) 892-0968
 (Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel F. Freedman, Esq.
Ropes & Gray LLP
One International Place
Boston, MA 02110
Telephone: 617-951-7000
Facsimile: 617-951-7050

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer, accelerated filer, and smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large Accelerated Filer  (X)  Accelerated Filer  (  )  Non-Accelerated Filer  (  )  Smaller Reporting Company (  )

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, $0.01 par value per share	565,000 shares	$23.77	$13,430,050	$958

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement covers such additional number of shares of Carter’s common stock as may be issued pursuant to the Carter’s Amended and Restated 2003 Equity Incentive Plan, as a result of stock splits, stock dividends, or similar transactions.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, on the basis of the average high and low prices of the common stock, par value $0.01 per share, as reported on the New York Stock Exchange on July 29, 2010.

 EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Carter’s, Inc., a Delaware corporation (the “Company” or the “Registrant”), to register an additional 565,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued under the Registrant’s Amended and Restated 2003 Equity Incentive Plan (the “Plan”).  The Company previously filed a Registration Statement on Form S-8 (File No. 333-125306) registering 5,100,704 shares (10,201,408 shares, as adjusted for a two-for-one stock split on June 6, 2007) of Common Stock under the Plan on May 27, 2005 (the “Prior Registration Statement”).

Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the entire contents of the Prior Registration Statement, except with respect to Items 5, 6, and 8.

 PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

N/A

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware.  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his/her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, arising out of his/her status as such, whether or not the corporation would otherwise have the power to indemnify him/her under Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law.  This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors nor does it shield our directors from liability under federal or state securities laws.  We also maintain director and officer liability insurance providing for indemnification for our directors and officers for certain liabilities, including liabilities under the Securities Act, as amended.

Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to a few very limited exceptions where indemnification is not permitted by applicable law.  Our certificate of incorporation also requires us to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding to the fullest extent permitted by the Delaware General Corporation Law.  These rights are not exclusive.

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Item 8. Exhibits.

4.1	Amended and Restated 2003 Equity Incentive Plan (previously filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A on April 6, 2009 and incorporated herein by reference).
4.2
Certificate of Incorporation of Carter's, Inc., as amended on May 12, 2006 (previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K on February 28, 2007 and incorporated herein by reference).

4.3	By-laws of Carter's, Inc. (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-98679) and incorporated herein by reference).
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on July 30, 2010.

CARTER'S, INC.
By:	/s/ BRENDAN M. GIBBONS
Name: Brendan M. Gibbons Title: Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary

* * * *

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL D. CASEY	Chairman and Chief Executive Officer (Principal Executive Officer)	July 30, 2010
Michael D. Casey
/s/ RICHARD F. WESTENBERGER	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2010
Richard F. Westenberger
/s/ AMY WOODS BRINKLEY	Director	July 30, 2010
Amy Woods Brinkley
/s/ VANESSA J. CASTAGNA	Director	July 30, 2010
Vanessa J. Castagna
/s/	Director	July 30, 2010
A. Bruce Cleverly
/s/ PAUL FULTON	Director	July 30, 2010
Paul Fulton
/s/ WILLIAM J. MONTGORIS	Director	July 30, 2010
William J. Montgoris
/s/	Director	July 30, 2010
David Pulver
/s/ JOHN R. WELCH	Director	July 30, 2010
John R. Welch
/s/ THOMAS WHIDDON	Director	July 30, 2010
Thomas Whiddon

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 EXHIBIT INDEX

4.1	Amended and Restated 2003 Equity Incentive Plan (previously filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A on April 6, 2009 and incorporated herein by reference).
4.2
Certificate of Incorporation of Carter's, Inc., as amended on May 12, 2006 (previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K on February 28, 2007 and incorporated herein by reference).

4.3	By-laws of Carter's, Inc. (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-98679) and incorporated herein by reference).
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

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